UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  October 12, 2004 enherent Corp.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-23315	13-3914972
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

80 Lamberton Road, Windsor, Connecticut		06095
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (860) 687-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1—Registrant’s Business and Operations

Item 1.01.  Entry into a Material Definitive Agreement

On October 12, 2004, enherent Corp., a Delaware corporation (“enherent”), entered into a definitive merger agreement with Dynax Solutions, Inc., a Delaware corporation (“Dynax”) to combine in a stock-for-stock exchange.  Post-merger, former stockholders of Dynax would own approximately 50% of the common stock of enherent on a fully diluted basis.

enherent and Dynax are both IT professional service firms.  The merged companies would operate under the enherent name and continue to offer business solutions and IT staffing services.  Following the consummation of the merger, enherent would have over 220 IT professionals servicing Fortune 1000 and mid-market clients throughout the Northeast and South.  Combined revenues of the companies were approximately $29 million for the twelve-month period ending June 30, 2004.

The Boards of Directors of both companies have unanimously approved the merger.  The enherent Board approved the merger following the recommendation of a special committee of non-interested directors.  The consummation of the merger is subject to various conditions contained in the merger documents, including stockholder approval of both companies, registration with the Securities and Exchange Commission (“SEC”) of the shares of enherent common stock to be issued to Dynax stockholders pursuant to the merger, the conversion of all outstanding enherent Series A Preferred Stock into enherent common stock, and the cancellation of the warrants issued to holders of enherent Series A Preferred Stock in conjunction with the issuance of the Series A Preferred Stock.  enherent expects to call a special meeting of its stockholders to be held during the fourth quarter of 2004 in order to consider and vote upon the merger.

At the effective time of the merger, each share of Dynax common stock would be converted into the right to receive 3.8359 shares of enherent common stock.  The exchange ratio is fixed.  Fractional shares of enherent common stock would not be issued in the merger.  The number of shares to be issued to any Dynax stockholder who otherwise would be entitled to receive a fractional share would instead be rounded to the nearest whole share.  Any shares of Dynax common stock held by Dynax and its respective subsidiaries, except for shares held on behalf of third parties, and any shares as to which stockholders have properly exercised appraisal rights, would be cancelled in the merger.

If the merger is approved by the requisite votes of the stockholders of Dynax and enherent and all other necessary consents and approvals are received, and if the other conditions to the obligations of the parties to consummate the merger are satisfied or waived (as permitted), the merger would be consummated and effected on the date and at the time the certificate of merger reflecting the merger becomes effective with the Secretary of State of Delaware.

Following consummation of the merger, the management team of enherent is expected to consist of Pamela Fredette, Chief Executive Officer and President; Roger DiPiano, Chief Operating Officer; Lori Stanley, General Counsel; and a Chief Financial Officer not yet identified.  The Board would consist of five members.  Ms. Fredette would serve as its Chairman.  Douglas K. Mellinger and Douglas A. Catalano would continue to serve as members of the Board, and would be joined by Faith Griffin and Thomas Minerva, who are expected to replace Robert Forlenza and Irwin Sitkin on the Board.

enherent issued a press release on October 12, 2004 regarding the merger with Dynax.  The press release is filed herewith as an Exhibit and is incorporated herein in its entirety by this reference.

Except for the historical information and discussions contained herein, statements contained in this Current Report on Form 8-K may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based on certain assumptions and analyses made by enherent derived from its experience and perceptions.  Actual results and developments may vary materially from those described because they are subject to a number of known and unknown risks and uncertainties.  Such risks and uncertainties include, but are not limited to, future demand for enherent’s services; general economic, market and business conditions; stockholder approval of the proposed merger;

anticipated benefits of the proposed merger; and various other factors discussed in enherent’s filings with the SEC including those set forth under Item 7 of enherent’s recent Form 10-K.  enherent disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments, or otherwise.

THE PROPOSED MERGER WILL BE SUBMITTED TO ENHERENT STOCKHOLDERS AND DYNAX STOCKHOLDERS FOR THEIR CONSIDERATION, AND ENHERENT WILL FILE WITH THE SEC A JOINT PROXY STATEMENT/PROSPECTUS TO BE USED TO SOLICIT STOCKHOLDER APPROVAL OF THE PROPOSED MERGER, AS WELL AS OTHER RELEVANT DOCUMENTS CONCERNING THE PROPOSED MERGER.  ENHERENT AND DYNAX STOCKHOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED MERGER WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  YOU WILL BE ABLE TO OBTAIN A FREE COPY OF THE JOINT PROXY STATEMENT/PROSPECTUS, AS WELL AS ALL OTHER FILINGS CONTAINING INFORMATION ABOUT ENHERENT, AT THE SEC’S INTERNET SITE (http://www.sec.gov).  COPIES OF THE JOINT PROXY STATEMENT/PROSPECUTS AND THE SEC FILINGS THAT WILL BE INCORPORATED BY REFERENCE IN THE JOINT PROXY STATEMENT/PROSPECTUS WILL ALSO BE PROVIDED TO ENHERENT AND DYNAX STOCKHOLDERS, WITHOUT CHARGE, BY DIRECTING A REQUEST TO:  ENHERENT CORP. 80 LAMBERTON ROAD, WINDSOR, CONNECTICUT  06095, ATTENTION:  INVESTOR RELATIONS, OR BY TELEPHONE AT (860) 687-2237 OR BY EMAIL TO dgreen@enherent.com.

Section 9—Financial Statements and Exhibits

Item 9.01.  Financial Statements and Exhibits

Exhibits.  The following Exhibit has been filed as a part of this Current Report:

Exhibit Number	Description of Exhibit

99.1	Press Release dated October 12, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, enherent has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

enherent Corp.

/s/ Douglas A. Catalano
Douglas A. Catalano, President and
Chief Executive Officer

DATED: October 18, 2004

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

99.1	Press Release dated October 12, 2004.